As filed with the Securities and Exchange Commission on May 13, 2025
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________
Oil States International, Inc.
(Exact name of registrant as specified in its charter)
____________________

Delaware	76-0476605
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Allen Center, 333 Clay Street
Suite 4620	77002
Houston, Texas	(Zip Code)
(Address of principal executive offices)
____________________

The Second Amended and Restated Equity Participation Plan of Oil States International, Inc.
(Full title of the plan)

Lloyd A. Hajdik Executive Vice President, Chief Financial Officer and Treasurer Three Allen Center, 333 Clay Street, Suite 4620 Houston, Texas 77002
(Name and address of agent for service)

(713) 652-0582
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
The Registrant is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 3,047,000 shares of Common Stock that may be issued under the Plan. The Registrant’s stockholders approved an additional 3,047,000 shares of Common Stock for issuance pursuant to the Plan at the Registrant’s 2025 annual meeting of stockholders. The contents of the Registrant’s registration statements on Form S-8 relating to the Plan, which were filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2001 (File No. 333-57960), July 24, 2002 (File No. 333-97041), May 19, 2006 (File No. 333-134312), August 1, 2008 (File No. 333-152694), August 13, 2013 (File No. 333-190584), May 16, 2018 (File No. 333-224988) and May 21, 2021 (File No. 333-2565577) and the post-effective amendment no. 1 to Form S-8, which was filed with the Commission on May 17, 2018 (File No. 333-190584), are incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
In accordance with the instructional note to Part I of Form S-8, as promulgated by the SEC, the information specified by Part I of Form S-8 has been omitted from this Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
At the Company’s annual meeting on May 9, 2023, stockholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to eliminate the personal liability of certain of the Company’s officers in limited circumstances as permitted by Section 102(b)(7) of the Delaware General Corporation Law. Such exculpation does not eliminate officers’ monetary liability for breach of the fiduciary duty claims brought by or in the right of the Company, and does not apply to (i) officers’ breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law and any transaction in which the officer derived an improper personal benefit, or (ii) acts or omissions of officers occurring prior to the date when the amendment became effective.
Other information required by Item 6 is incorporated herein by reference from the prior Registration Statements.
Item 8.    Exhibits.

Exhibit Number		Description
4.1	—
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10‑Q for the quarter ended June 30, 2023, as filed with the SEC on July 27, 2023 (File No. 001‑16337)).

4.2	—
Fifth Amended and Restated Bylaws of Oil States International, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10‑K for the year ended December 31, 2022, as filed with the SEC on February 17, 2023 (File No. 001‑16337)).

4.3	—
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as filed with the Commission on November 7, 2000 (File No. 333-43400)).

4.4*	—	The Second Amended and Restated Equity Participation Plan of Oil States International, Inc.

5.1*	—	Opinion of Vinson & Elkins L.L.P.

23.1*	—	Consent of Ernst & Young LLP

23.2*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).

107.1*	—	Filing Fee Table
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*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 13, 2025.

Oil States International, Inc.

By	/s/ Robert L. Potter
Robert L. Potter
Chairman of the Board

/s/ Cindy B. Taylor
Cindy B. Taylor
President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Lloyd A. Hajdik
Lloyd A. Hajdik
Executive Vice President, Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Brian E. Taylor
Brian E. Taylor
Senior Vice President, Controller and Chief Accounting Officer
(Principal Accounting Officer)

/s/ Denise Castillo-Rhodes
Denise Castillo-Rhodes
Director

/s/ Lawrence R. Dickerson
Lawrence R. Dickerson
Director

/s/ Darrell E. Hollek
Darrell E. Hollek
Director

/s/ Hallie A. Vanderhider
Hallie A. Vanderhider
Director

/s/ E. Joseph Wright
E. Joseph Wright
Director
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